Exhibit 99.1

PRESS RELEASE
Beazer Homes Reports Fourth Quarter and Full Fiscal 2025 Results
ATLANTA, November 13, 2025 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2025.
"Fiscal 2025 was both productive and challenging. We finished the year on a positive note, with solid fourth quarter results and continued progress toward each of our Multi-Year Goals," said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. "In the fourth quarter, we exceeded 1,400 closings, driving profitability ahead of our expectations, and sales pace rebounded sequentially."
"While we are optimistic for more balanced supply and demand dynamics as 2026 unfolds, we believe the market will remain incentive-driven and highly competitive in the near-term. In this environment, we will focus on balance sheet efficiency and continued alignment of our assets with our differentiated strategy. As America’s #1 energy efficient homebuilder, we are uniquely positioned to offer a compelling, multi-faceted approach to lowering the total cost of home ownership and addressing affordability concerns."
Speaking to Beazer’s Multi-Year Goals, Mr. Merrill said, "By the end of fiscal 2027, we expect to reach more than 200 active communities, deleverage to the low-30% range and grow book value per share into the mid-$50s. We are confident achieving these goals will create substantial value for our shareholders."
Beazer Homes Fiscal 2025 Highlights and Comparison to Fiscal 2024
•Net income from continuing operations of $45.6 million, or $1.52 per diluted share, compared to net income from continuing operations of $140.2 million, or $4.53 per diluted share, in fiscal 2024
•Adjusted EBITDA of $157.7 million, down 35.2%
•Homebuilding revenue of $2.30 billion, up 0.4% on a 0.9% increase in average selling price (ASP) to $520.1 thousand, partially offset by a 0.5% decrease in home closings to 4,427
•Homebuilding gross margin was 14.3%, down 370 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 18.0%, down 310 basis points
•SG&A as a percentage of total revenue was 11.9%, up 50 basis points
•Net new orders of 3,890, down 7.8% on a 19.3% decrease in orders per community per month to 2.0, partially offset by a 14.2% increase in average community count to 164
•Land acquisition and land development spending was $684.0 million, a decrease of 11.9% from $776.5 million
•Repurchased $33.1 million of the Company's outstanding common stock through open market transactions during fiscal 2025, compared to $12.9 million in fiscal 2024
Beazer Homes Fiscal Fourth Quarter 2025 Highlights and Comparison to Fiscal Fourth Quarter 2024
•Net income from continuing operations of $30.0 million, or $1.02 per diluted share, compared to net income from continuing operations of $52.1 million, or $1.69 per diluted share, in fiscal fourth quarter 2024
•Adjusted EBITDA of $63.8 million, down 31.5%
•Homebuilding revenue of $750.8 million, down 4.2% on a 6.0% decrease in home closings to 1,406, partially offset by a 1.9% increase in ASP to $534.0 thousand
•Homebuilding gross margin was 13.7%, down 350 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 17.2%, down 320 basis points
•SG&A as a percentage of total revenue was 9.6%, an improvement of 10 basis points
•Net new orders of 999, down 2.9% on a 10.7% decrease in orders per community per month to 2.0, partially offset by an 8.7% increase in average active community count to 166
•Active community count at period-end of 169, up 4.3%

•Backlog dollar value of $516.5 million, down 35.2% on a 36.2% decrease in backlog units to 945, partially offset by a 1.6% increase in ASP of homes in backlog to $546.5 thousand
•Land acquisition and land development spending was $121.7 million, a decrease of 32.0% from $179.0 million
•Controlled lots of 25,660, down 10.1% from 28,538
•Unrestricted cash at quarter end was $214.7 million; total liquidity was $538.3 million
•Total debt to total capitalization ratio of 45.2% at fiscal year end compared to 45.4% a year ago. Net debt to net capitalization ratio of 39.5% at fiscal year end compared to 40.0% a year ago
The following provides additional details on the Company’s performance during the fiscal fourth quarter 2025:
Profitability. Net income from continuing operations was $30.0 million, generating diluted earnings per share of $1.02. Fourth quarter Adjusted EBITDA of $63.8 million was down $29.4 million, or 31.5%, primarily due to lower operating margin.
Orders. Net new orders for the fourth quarter decreased to 999, down 2.9% from the prior year quarter, primarily driven by a 10.7% decrease in sales pace to 2.0 orders per community per month, down from 2.2 in the previous year quarter, partially offset by an 8.7% increase in average active community count to 166 from 153 a year ago. The cancellation rate for the quarter was 17.9%, down from 21.9% in the prior year quarter.
Backlog. The dollar value of homes in backlog as of September 30, 2025 was $516.5 million, representing 945 homes, compared to $797.2 million, representing 1,482 homes, at the same time last year. The average selling price of homes in backlog was $546.5 thousand, up 1.6% year-over-year.
Homebuilding Revenue. Fourth quarter homebuilding revenue was $750.8 million, down 4.2% year-over-year. The decrease in homebuilding revenue was driven by a 6.0% decrease in home closings to 1,406 homes, partially offset by a 1.9% increase in ASP to $534.0 thousand. The decrease in closings was primarily due to lower beginning backlog, partially offset by higher volume of spec homes that sold and closed within the quarter and improved construction cycle times.
Homebuilding Gross Margin. Fourth quarter homebuilding gross margin was 13.7%, down 350 basis points year-over-year. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 17.2% for the fourth quarter, down 320 basis points year-over-year as a result of an increase in price concessions and incentives, such as mortgage rate buydowns, an increased share of spec home closings which generally have lower margins than "to be built" homes, and changes in product and community mix.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 9.6% for the quarter, an improvement of 10 basis points year-over-year primarily due to lower commissions on lower homebuilding revenue, partially offset by higher sales and marketing expenses and other G&A expenses to support community count growth.
Land Position. For the current fiscal quarter, land acquisition and land development spending was $121.7 million, a decrease of 32.0% year-over-year. Controlled lots decreased 10.1% to 25,660, compared to 28,538 from the prior year. Excluding land held for future development and land held for sale lots, active controlled lots were 24,758, down 11.3% year-over-year. As of September 30, 2025, the Company controlled 62.1% of its total active lots through option agreements compared to 57.8% as of September 30, 2024.
Liquidity. At the close of the fourth quarter, the Company had $538.3 million of available liquidity, including $214.7 million of unrestricted cash and $323.6 million of remaining capacity under the senior unsecured revolving credit facility, compared to total available liquidity of $503.9 million a year ago.
Total Debt to Total Capitalization Ratio. Total debt to total capitalization ratio was 45.2% at fiscal year end compared to 45.4% a year ago. Net debt to net capitalization ratio was 39.5% at fiscal year end, down 50 basis points from 40.0% a year ago reflecting the Company's capital allocation and strategic asset alignment decisions to moderate land spend and increase land sales.

Protecting the Company’s Deferred Tax Assets
The Company currently possesses meaningful deferred tax assets, the majority of which were earned through the Company’s substantial investment in and commitment to energy-efficient building practices (Energy-Efficiency Tax Credits). The Company believes the deferred tax assets, inclusive of the Energy-Efficiency Tax Credits, provide substantial value to the Company and its stockholders and reflect the investment and commitment to its energy-efficient homebuilding strategy.
As of September 30, 2025 and 2024, the Company had net deferred tax assets of $142.6 million and $128.5 million, respectively, representing an 11.0% increase. Approximately $84.1 million of the net deferred tax assets are Energy-Efficiency Tax Credits. The Company expects these Energy-Efficiency Tax Credits to continue to increase through June 30, 2026, which is the final date the Company can generate these credits due to recent legislative changes.
In order to protect these assets, the Company has historically entered into a stockholder rights agreement and included certain transfer restrictions in the Company’s charter, both of which are designed to prevent an “ownership change” under Internal Revenue Code rules that would limit the Company’s ability to utilize these tax assets. The protective provisions in the Company’s charter expired on November 12, 2025, and the current rights agreement will expire on November 14, 2025. Accordingly, to continue to protect these valuable assets, the Company, with the unanimous approval of its Board of Directors, entered into a new Rights Agreement for the protection of net operating loss carryforwards and Energy-Efficiency Tax Credits (the New Rights Agreement). The New Rights Agreement will be submitted to a vote of the Company’s stockholders for ratification at the 2026 Annual Meeting of Stockholders (the 2026 Annual Meeting). The New Rights Agreement will automatically expire if the stockholders fail to ratify it at the 2026 Annual Meeting; however, if ratified by the stockholders, the New Rights Agreement will expire upon the earlier of (i) the first day of the Company’s taxable year when the Board of Directors determines that no Energy-Efficiency Tax Credits carry-forwards are available or (ii) any other event triggering expiration under its terms, but in no event later than November 14, 2028. Additionally, the Company intends to seek stockholder approval of a new charter amendment at the 2026 Annual Meeting.
Additional details regarding the New Rights Agreement are included in the Company’s Form 10-K and Form 8-K filed today, November 13, 2025, and additional information regarding the stockholder ratification of the New Rights Agreement and charter amendment, respectively, will be included in the Company’s upcoming proxy statement.
Commitment to Sustainability
In October 2025, Beazer Homes launched a new marketing campaign, Enjoy the Great IndoorsTM , as part of a total brand refresh, which includes a new website, enhanced advertising, and a creative new look and feel. This initiative is designed to highlight the Company's advanced home performance features, such as energy efficiency, cleaner air quality, and exceptional comfort. A component of these advanced home features is solar-ready capability, allowing homeowners to install a solar renewable energy system with no additional infrastructure or retrofits needed.
Charity Title Agency and Charity Home Insurance Agency are wholly-owned by Beazer Homes and donate 100% of their net profits, after normal business expenses, taxes, reserves, and mission-related costs, to the Beazer Charity Foundation (the Foundation), the Company's philanthropic arm. During the fiscal year ended September 30, 2025, contributions to the Foundation totaled $2.2 million. The Foundation is a nonprofit entity that provides donations to vetted national and local non-profits. Partnering with charitable organizations at local level aligns the Foundation's financial contributions with opportunities for Beazer's employees to have a positive impact on the communities the Company serves. In March 2025, the Company held its inaugural Day of Service, a day devoted to making a collective impact in the community. In just one day, our employees contributed more than 4,000 volunteer hours to both national and local charitable organizations.
In September, the Company published its 2024 Sustainability Update, which highlights its leadership in building energy-efficient homes and significant progress in advancing sustainability.

Summary results for the fiscal year ended September 30, 2025 and 2024 are as follows:

	Fiscal Year Ended September 30,
	2025	2024	Change*
New home orders, net of cancellations	3,890	4,221	(7.8)%
Cancellation rates	17.7%	17.7%	—	bps
Orders per community per month	2.0	2.4	(19.3)%
Average active community count	164	144	14.2%
Active community count at period-end	169	162	4.3%
Land acquisition and land development spending (in millions)	$684.0	$776.5	(11.9)%

Total home closings	4,427	4,450	(0.5)%
ASP from closings (in thousands)	$520.1	$515.3	0.9%
Homebuilding revenue (in millions)	$2,302.6	$2,293.0	0.4%
Homebuilding gross margin	14.3%	18.0%	(370)	bps
Homebuilding gross margin, excluding impairments and abandonments (I&A) (Non-GAAP)	14.7%	18.1%	(340)	bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales (Non-GAAP)	18.0%	21.1%	(310)	bps
SG&A expenses as a percentage of total revenue	11.9%	11.4%	50	bps
Income from continuing operations before income taxes (in millions)	$40.9	$159.1	(74.3)%
(Benefit) expense from income taxes (in millions)	$(4.7)	$18.9	(125.1)%
Income from continuing operations (in millions)	$45.6	$140.2	(67.5)%
Basic income per share from continuing operations	$1.53	$4.59	(66.7)%
Diluted income per share from continuing operations	$1.52	$4.53	(66.4)%

Income from continuing operations before income taxes (in millions)	$40.9	$159.1	(74.3)%
Loss on debt extinguishment, net (in millions)	$—	$(0.4)	(100.0)%
Inventory impairments and abandonments (in millions)	$(13.0)	$(2.0)	549.2%
Income from continuing operations excluding inventory impairments and abandonments and loss on debt extinguishment before income taxes (in millions)(a) (Non-GAAP)	$53.9	$161.5	(66.6)%
Income from continuing operations excluding inventory impairments and abandonments and loss on debt extinguishment after income taxes (in millions)(a)(b) (Non-GAAP)	$60.1	$142.3	(57.8)%

Net income (in millions)	$45.6	$140.2	(67.5)%
Adjusted EBITDA (in millions) (Non-GAAP)	$157.7	$243.4	(35.2)%
Total debt to total capitalization ratio	45.2%	45.4%	(20) bps
Net debt to net capitalization ratio (Non-GAAP)	39.5%	40.0%	(50) bps
* Change is calculated using unrounded numbers.
(a) Management believes that these measures assist investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of inventory impairments and abandonments. These measures should not be considered alternatives to income from continuing operations before income taxes and income from continuing operations after income taxes determined in accordance with GAAP as indicators of operating performance.
(b) Inventory impairments and abandonments and loss on debt extinguishment were tax-effected at the effective tax rate of (11.6)% and 11.9% for the fiscal years ended September 30, 2025 and 2024, respectively.

Summary results for the three months ended September 30, 2025 and 2024 are as follows:

	Three Months Ended September 30,
	2025	2024	Change*
New home orders, net of cancellations	999	1,029	(2.9)%
Cancellation rates	17.9%	21.9%	(400) bps
Orders per community per month	2.0	2.2	(10.7)%
Average active community count	166	153	8.7%
Land acquisition and land development spending (in millions)	$121.7	$179.0	(32.0)%

Total home closings	1,406	1,496	(6.0)%
ASP from closings (in thousands)	$534.0	$523.9	1.9%
Homebuilding revenue (in millions)	$750.8	$783.8	(4.2)%
Homebuilding gross margin	13.7%	17.2%	(350) bps
Homebuilding gross margin, excluding I&A	13.8%	17.4%	(360) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	17.2%	20.4%	(320) bps
SG&A expenses as a percentage of total revenue	9.6%	9.7%	(10) bps
Income from continuing operations before income taxes (in millions)	$26.0	$60.6	(57.1)%
(Benefit) expense from income taxes (in millions)	$(4.0)	$8.5	(146.6)%
Income from continuing operations (in millions)	$30.0	$52.1	(42.4)%
Basic income per share from continuing operations	$1.03	$1.72	(40.1)%
Diluted income per share from continuing operations	$1.02	$1.69	(39.6)%

Income from continuing operations before income taxes (in millions)	$26.0	$60.6	(57.1)%
Inventory impairments and abandonments (in millions)	$(2.1)	$(1.8)	16.5%
Income from continuing operations excluding inventory impairments and abandonments and loss on debt extinguishment before income taxes (in millions)(a) (Non-GAAP)	$28.1	$62.4	(55.0)%
Income from continuing operations excluding inventory impairments and abandonments and loss on debt extinguishment after income taxes (in millions)(a)(b) (Non-GAAP)	$31.4	$55.0	(42.9)%

Net income (in millions)	$30.0	$52.1	(42.4)%
Adjusted EBITDA (in millions) (Non-GAAP)	$63.8	$93.1	(31.5)%
* Change is calculated using unrounded numbers.
(a) Management believes that these measures assist investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of inventory impairments and abandonments. These measures should not be considered alternatives to income from continuing operations before income taxes and income from continuing operations after income taxes determined in accordance with GAAP as indicators of operating performance.
(b) Inventory impairments and abandonments were tax-effected at the effective tax rate of (11.6)% and 11.9% for the fiscal years ended September 30, 2025 and 2024, respectively.

	As of September 30,
	2025	2024	Change
Backlog units	945	1,482	(36.2)%
Dollar value of backlog (in millions)	$516.5	$797.2	(35.2)%
ASP in backlog (in thousands)	$546.5	$537.9	1.6%
Land position and lots controlled	25,660	28,538	(10.1)%

Conference Call
The Company will hold a conference call on November 13, 2025 at 5:00 p.m. ET to discuss these results. The public may listen to the conference call and view the Company’s slide presentation on the “Investor Relations” page of the Company’s website at www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the passcode “8571348.” A replay of the conference call will be available, until 11:59 PM ET on November 27, 2025 at 866-388-5329 (for international callers, dial 203-369-0410) with pass code “3740.”
About Beazer Homes
Beazer Homes (NYSE: BZH), headquartered in Atlanta, Georgia, is a leading national homebuilder in energy-efficient construction. Building on a legacy spanning nine generations, Beazer crafts homes that deliver savings and lasting value. Our trusted team of experts guide homebuyers through the building and purchasing process to deliver an industry-leading customer experience. With curated design options, buyers can personalize their homes with confidence. Beazer's exclusive Mortgage Choice program provides access to competitive loan offers from multiple lenders, helping homebuyers choose the best financing for their individual needs. Beazer builds in 13 states nationwide. Learn more at beazer.com or follow us @BeazerHomes.
America’s #1 Energy-Efficient Homebuilder:
Homes built by Beazer Homes had an average Home Energy Rating System (HERS) score of 32 in fiscal 2025. A lower HERS score indicates a more energy-efficient home. Beazer Home's position as America's #1 Energy-Efficient Homebuilder is based on the fact that Beazer Homes has the lowest HERS score of any national homebuilder based on publicly reported average HERS scores in fiscal 2025 for each of the top 30 homebuilders in the U.S. (based on 2024 sales according to Builder Magazine). Historically, we have reported our average HERS Index Score as a “gross” score that excludes the benefit of renewable energy technologies (i.e. solar-photovoltaic system). Our fiscal 2025 gross HERS score was 38. We are transitioning to reporting scores reflecting the benefits of renewable energy technologies to more closely align with how our industry peers report HERS scores.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•macroeconomic uncertainty, including high levels of inflation, elevated interest rates and insurance costs, stock market volatility, the current U.S. government shutdown, and historic changes in U.S. trade policy, negatively impacting consumer sentiment and softening demand for the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases to, and reduced availability of, mortgage financing;
•supply chain challenges (including as a result of U.S. trade policies and retaliatory responses from other countries) negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•our ability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory, including impairments and abandonment charges;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•inefficient or ineffective allocation of capital, including with respect to planned share repurchases;
•changes in tax laws, such as the recently passed One Big Beautiful Bill Act (OBBBA), or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters, severe weather, or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•shortages of or increased costs for labor used in housing production, including as a result of federal or state legislation, and/or enforcement, and the level of quality and craftsmanship provided by such labor;
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control, such as the conflict between Russia and Ukraine, the instability and tension in Gaza, and other instabilities and tensions in the Middle East;
•the potential recoverability of our deferred tax assets;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents deploying evolving artificial intelligence tools and incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our sustainability initiatives, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.
Additional Information and Where to Find it
This communication is being made in connection with the proposed ratification of the New Rights Agreement by the Company’s stockholders. In connection with the proposed ratification, the Company intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in preliminary and definitive form. The Company may also file other relevant documents with the SEC regarding the proposed ratification. The information in the preliminary proxy statement will not be complete and may be changed. The definitive proxy statement (when available) will be mailed to stockholders of the Company. This communication is not a substitute for any proxy statement or any other document that may be filed with the SEC or sent to the Company’s stockholders in connection with the ratification of the New Rights Agreement.
STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE NEW RIGHTS AGREEMENT.
Stockholders will be able to obtain free copies of the preliminary proxy statement and the definitive proxy statement (in each case, if and when available) and other documents containing important information about the Company and the New Rights Agreement once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s website at www.ir.beazer.com.
Participants in the Solicitation
The Company and its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed ratification of the New Rights Agreement. Information about the directors and executive officers of the Company and their ownership of the Company’s securities is set forth in the Company’s Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders, which was filed with the SEC on December 20, 2024 (the 2025 Annual Meeting Proxy Statement), including under the sections entitled “Summary of 2024 Non-Employee Director Compensation”, “ Non-Employee Director Cash Compensation”, “Annual Equity Grant”, “Director Compensation Table”, “Base Salary”, “Short-Term Incentive Compensation”, “Long-Term Incentive Compensation”, “Benefits”, “Summary Compensation Table”, “All Other Compensation”, “Grants of Plan-Based Awards Table”, “Outstanding Equity Awards at Fiscal Year-End Table”, “Option Exercises and Stock Vested Table”, “Potential Payments Upon Termination or Change of Control”, “Pay Ratio”, “Pay Versus Performance” and “Security Ownership” and the Company’s Annual Report on Form 10-K for the year ended September 30, 2024, which was filed with the SEC on November 13, 2024, including under the sections entitled “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”. To the extent holdings of the Company’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the 2025 Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4. Additional information regarding the interests of the Company’s directors and executive officers in the proposed ratification of the New Rights Agreement, which may, in some cases, be different than those of the Company’s stockholders generally, will be included in the Company’s proxy statement for the 2026 Annual Meeting if and when it is filed with the SEC. You may obtain free copies of these documents using the sources indicated above.
CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
in thousands (except per share data)	2025	2024	2025	2024
Total revenue	$791,896	$806,157	$2,371,555	$2,330,197
Home construction and land sales expenses	682,946	662,954	2,021,082	1,903,907
Inventory impairments and abandonments	2,092	1,796	12,959	1,996
Gross profit	106,858	141,407	337,514	424,294
Commissions	23,400	27,292	76,911	80,056
General and administrative expenses	52,755	50,700	204,830	186,345
Depreciation and amortization	5,895	5,169	19,168	14,867
Operating income	24,808	58,246	36,605	143,026
Loss on extinguishment of debt, net	—	—	—	(437)
Other income, net	1,214	2,360	4,245	16,496
Income from continuing operations before income taxes	26,022	60,606	40,850	159,085
(Benefit) expense from income taxes	(3,982)	8,538	(4,738)	18,910
Income from continuing operations	30,004	52,068	45,588	140,175
Loss from discontinued operations, net of tax	—	(2)	—	—
Net income	$30,004	$52,066	$45,588	$140,175
Weighted-average number of shares:
Basic	29,051	30,316	29,758	30,548
Diluted	29,336	30,765	30,011	30,953
Basic income per share:
Continuing operations	$1.03	$1.72	$1.53	$4.59
Discontinued operations	—	—	—	—
Total	$1.03	$1.72	$1.53	$4.59
Diluted income per share:
Continuing operations	$1.02	$1.69	$1.52	$4.53
Discontinued operations	—	—	—	—
Total	$1.02	$1.69	$1.52	$4.53

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
Capitalized Interest in Inventory	2025	2024	2025	2024
Capitalized interest in inventory, beginning of period	$137,759	$126,562	$124,182	$112,580
Interest incurred	22,311	21,326	86,529	79,835
Capitalized interest impaired	(366)	—	(1,462)	—
Capitalized interest amortized to home construction and land sales expenses	(27,859)	(23,706)	(77,404)	(68,233)
Capitalized interest in inventory, end of period	$131,845	$124,182	$131,845	$124,182

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS

in thousands (except share and per share data)	September 30, 2025	September 30, 2024
ASSETS
Cash and cash equivalents	$214,705	$203,907
Restricted cash	3,866	38,703
Accounts receivable (net of allowance of $266 and $284, respectively)	78,145	65,423
Owned inventory	2,029,433	2,040,640
Deferred tax assets, net	142,647	128,525
Property and equipment, net	47,945	38,628
Operating lease right-of-use assets	34,987	18,356
Goodwill	11,376	11,376
Other assets	46,604	45,969
Total assets	$2,609,708	$2,591,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$143,481	$164,389
Operating lease liabilities	27,762	19,778
Other liabilities	160,445	149,900
Total debt (net of debt issuance costs of $6,611 and $8,310, respectively)	1,029,114	1,025,349
Total liabilities	1,360,802	1,359,416
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 29,762,293 issued and outstanding and 31,047,510 issued and outstanding, respectively)	30	31
Paid-in capital	825,103	853,895
Retained earnings	423,773	378,185
Total stockholders’ equity	1,248,906	1,232,111
Total liabilities and stockholders’ equity	$2,609,708	$2,591,527

Inventory Breakdown
Homes under construction	$692,327	$754,705
Land under development	1,065,702	1,023,188
Land held for future development	19,489	19,879
Land held for sale	47,368	19,086
Capitalized interest	131,845	124,182
Model homes	72,702	99,600
Total owned inventory	$2,029,433	$2,040,640

BEAZER HOMES USA, INC.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2025	2024	2025	2024
Closings:
West region	870	972	2,805	2,821
East region	335	329	1,022	920
Southeast region	201	195	600	709
Total closings	1,406	1,496	4,427	4,450

New orders, net of cancellations:
West region	629	645	2,365	2,753
East region	227	227	935	912
Southeast region	143	157	590	556
Total new orders, net	999	1,029	3,890	4,221

			Fiscal Year Ended September 30,
Backlog units at end of period:			2025	2024
West region			525	965
East region			228	315
Southeast region			192	202
Total backlog units			945	1,482
Aggregate dollar value of homes in backlog (in millions)			$516.5	$797.2
ASP in backlog (in thousands)			$546.5	$537.9

	Three Months Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2025	2024	2025	2024
Homebuilding revenue:
West region	$442,321	$503,428	$1,422,260	$1,448,607
East region	200,962	178,988	575,533	483,611
Southeast region	107,503	101,370	304,837	360,766
Total homebuilding revenue	$750,786	$783,786	$2,302,630	$2,292,984

Revenues:
Homebuilding	$750,786	$783,786	$2,302,630	$2,292,984
Land sales and other	41,110	22,371	68,925	37,213
Total revenues	$791,896	$806,157	$2,371,555	$2,330,197

Gross profit:
Homebuilding	$102,795	$134,911	$329,376	$413,611
Land sales and other	4,063	6,496	8,138	10,683
Total gross profit	$106,858	$141,407	$337,514	$424,294

Reconciliation of homebuilding gross profit and homebuilding gross margin (GAAP measures) to homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (non-GAAP measures) is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2025		2024		2025		2024
Homebuilding gross profit/margin (GAAP)	$102,795	13.7%	$134,911	17.2%	$329,376	14.3%	$413,611	18.0%
Inventory impairments and abandonments (I&A)	825		1,796		10,226		1,996
Homebuilding gross profit/margin excluding I&A (Non-GAAP)	103,620	13.8%	136,707	17.4%	339,602	14.7%	415,607	18.1%
Interest amortized to cost of sales	25,224		23,130		73,743		67,658
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales (Non-GAAP)	$128,844	17.2%	$159,837	20.4%	$413,345	18.0%	$483,265	21.1%

Reconciliation of Net Income (GAAP measure) to Adjusted EBITDA (Non-GAAP measure) is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2025	2024	2025	2024
Net income (GAAP)	$30,004	$52,066	$45,588	$140,175
(Benefit) expense from income taxes	(3,982)	8,537	(4,738)	18,910
Interest amortized to home construction and land sales expenses and capitalized interest impaired	28,224	23,705	78,866	68,233
EBIT (Non-GAAP)	54,246	84,308	119,716	227,318
Depreciation and amortization	5,895	5,169	19,168	14,867
EBITDA (Non-GAAP)	60,141	89,477	138,884	242,185
Stock-based compensation expense	1,896	1,855	7,338	7,391
Loss on extinguishment of debt	—	—	—	437
Inventory impairments and abandonments(a)	1,726	1,796	11,497	1,996
Gain on sale of investment(b)	—	—	—	(8,591)
Adjusted EBITDA (Non-GAAP)	$63,763	$93,128	$157,719	$243,418
(a) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."
(b) We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold during the quarter ended March 31, 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our consolidated balance sheets. The resulting gain of $8.6 million from this transaction was recognized in other income, net on our consolidated statement of operations. The Company believes excluding this one-time gain from Adjusted EBITDA provides a better reflection of the Company's performance as this item is not representative of our core operations.

Reconciliation of total debt to total capitalization ratio (GAAP measure) to net debt to net capitalization ratio (non-GAAP measure) is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Fiscal Year Ended September 30,
in thousands	2025	2024
Total debt (GAAP)	$1,029,114	$1,025,349
Stockholders' equity (GAAP)	1,248,906	1,232,111
Total capitalization (GAAP)	$2,278,020	$2,257,460
Total debt to total capitalization ratio (GAAP)	45.2%	45.4%

Total debt (GAAP)	$1,029,114	$1,025,349
Less: cash and cash equivalents (GAAP)	214,705	203,907
Net debt (Non-GAAP)	814,409	821,442
Stockholders' equity (GAAP)	1,248,906	1,232,111
Net capitalization (Non-GAAP)	$2,063,315	$2,053,553
Net debt to net capitalization ratio (Non-GAAP)	39.5%	40.0%